Exhibit 10.14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of _______, 2010 (the “Effective Date”), by and between DLC Realty Trust, Inc., a Maryland corporation (the “Company”), and William Comeau (the “Executive”).

WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and continuing for a three-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to automatically continue following the Initial Term for an additional one-year period in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term (the Initial Term, together with any such extension of employment hereunder, shall hereinafter be referred to as the “Term”).

2. Position and Duties.

2.1 General. During the Term, the Executive shall be employed by the Company as Chief Financial Officer of the Company and its subsidiaries, reporting to the Chief Executive Officer of the Company (the “CEO”). In such capacity, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be reasonably specified and designated from time to time by the CEO, provided that such duties are consistent with the Executive’s position. The Executive’s principal place of employment shall be the principal offices of the Company currently in Tarrytown, New York; provided, however, that the Executive understands and agrees that reasonable travel may be required from time to time for business reasons.

2.2 Exclusive Services. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, however, that the Executive may (i) engage in other charitable and community activities, (ii) serve on the board of directors or governing body of one (1) charitable, civic and/or educational institution without the prior written consent of the CEO and, with respect to any such additional board of directorship or governing body position, only if such prior written consent has been given by the CEO, and (iii) manage personal and family investments, provided, that such other activities do not materially interfere with the performance of Executive’s duties hereunder. Subject to Section 6, the Executive also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the CEO, which shall not unreasonably be withheld.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of $314,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives from time to time. At least annually, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company shall review the Executive’s Annual Salary in good faith and may provide for increases therein (but not decreases) as it may in its discretion deem appropriate (such annual salary, as increased, the “Annual Salary”).

3.2 Bonus. For the Company’s 2010 fiscal year, the Executive shall be eligible to receive a discretionary bonus (the “2010 Bonus”), as determined in the sole discretion of the Company, provided that the 2010 Bonus shall not be less than the bonus amount that the Executive received from DLC Management Corporation for the fiscal year ended December 31, 2009. For each fiscal year during the Term following the 2010 fiscal year, the Executive shall be eligible to receive an incentive bonus (each an “Annual Bonus”) based on a percentage of his Annual Salary and subject to satisfaction of corporate and individual performance goals, each as determined by the Compensation Committee with respect to the year to which such bonus relates. The Executive’s Annual Bonuses shall be determined in accordance with a Company incentive compensation program as applicable to senior executives (including threshold, target and maximum bonus ranges for the Executive of 50%, 75% and 100%, respectively, of Annual Salary) as in effect from time to time. The 2010 Bonus and the Annual Bonuses shall be paid in the fiscal year following the fiscal year for which such bonuses are awarded, but in all events shall be paid no later than March 15 of such following fiscal year.

3.3 Benefits - In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health and dental programs, equity incentive plans, 401(k) and other retirement plans, fringe benefit programs and similar benefits on a basis no less favorable than may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs. In implementing any compensation/benefits programs or awards (including equity awards), the Company shall consider and attempt, in good faith, to structure such programs or awards in the most tax efficient manner for the Executive.

3.4 Vacation Days. The Executive shall be entitled to vacation of twenty (20) business days per year. Any accrued vacation not taken during any year may be carried forward to subsequent years, up to a maximum of sixty (60) vacation days at any time. Vacation days in all events shall be taken at reasonable times and in accordance with the Company’s policies.

3.5 Long-Term Incentive Compensation.

(a) For each fiscal year during the Term, the Executive shall be eligible to participate in any annual or other long-term incentive compensation program (including, without limitation, any out-performance plan or program) established by the Company for the benefit of senior executives subject to the terms of such plans. The number (and value) of any awards granted to the Executive will be at a level and, on such terms (including, without limitation, vesting and post termination exercise periods (if any)) determined by the Compensation Committee.

(b) As of the Effective Date, the Executive shall be granted an award consisting of 100,952 LTIP units (the “LTIP Units”) in the Company’s operating partnership under the Company’s Equity Incentive Plan (the “Plan”). Subject to Section 4 and Section 5, the LTIP Units will vest in five equal annual installments beginning on the first anniversary of the Effective Date (in 2011, 2012, 2013, 2014 and 2015), subject to the Executive’s continuing employment with the Company on such dates. Regardless of when any LTIP Units become vested (i.e., whether under this Section 3.5(b), Section 4 or Section 5), each LTIP Unit shall continue to be subject to a one-year restriction on transfer (that is, such LTIP Units will continue to be non-transferable for the one-year period) following the vesting date. Notwithstanding the foregoing, the one-year post-vesting restriction on transfer will cease to apply to any LTIP Units (whether then vested or later vested) in the event of a Change in Control (as defined herein). An award agreement memorializing the grant of the LTIP Units shall be issued by the Company.

3.6 Expenses. The Company shall promptly pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits reasonable proof of such expenses, with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies, plans and/or programs.

4. Termination upon Death or Disability.

4.1 In General. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If there is a determination by the Company that the Executive has become physically or mentally incapable of performing his duties under the Agreement and such disability has disabled the Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period or if the Company has a long-term disability policy in effect, if the Executive incurs a disability thereunder (a “Disability”), the Company shall have the right to terminate the employment of the Executive upon notice in writing to the Executive. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue absent manifest error. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

4.2 Compensation Upon Termination Due to Death or Disability. Upon termination of employment due to death or Disability during the Term, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive, in a lump sum payment (subject to Section 8.19 of this Agreement) within thirty (30) days following Executive’s termination of employment, Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement (including payment for any accrued, unused vacation days) on or prior to the date of termination (and reimbursement under this Agreement for expenses incurred on or prior to the date of termination); (ii) a pro rata (based on the number of days employed in the fiscal year of termination) Annual Bonus for the fiscal year in which his termination occurs, calculated based on actual results for such fiscal year (the “Pro Rata Bonus”), paid at the time that the Annual Bonus would otherwise be paid in accordance with Section 3.2 hereof; provided, that the minimum 2010 Bonus set forth in Section 3.2 shall be paid regardless of when the Executive’s termination occurs; (iii) all outstanding unvested equity-based incentives and awards held by the Executive (including LTIP Units) shall thereupon vest and become free of restrictions and be exercisable in accordance with their terms; and (iv) the Executive (or, in the case of his death, his estate and beneficiaries) shall continue to be entitled to any benefits that he or they are entitled to under the insurance arrangements referenced in Section 3.4 above, and any tax-qualified plans or other benefit plans that provide benefits to employees following separation from service, including without limitation any disability benefits and continued health coverage.

5. Certain Terminations of Employment.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, dishonesty, breach of trust, unethical business conduct or otherwise involving the Company;

(ii) engagement in the performance of his duties hereunder, or otherwise, to the material and demonstrable detriment of the Company, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

(iii) repeated failure to adhere to the lawful directions of the CEO, to adhere to the Company’s policies and practices or, in accordance with Section 2.2 hereof, to devote substantially all of his business time and efforts to the Company;

(iv) willful and continued failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his Disability (as described in Section 4)) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed such duties;

(v) breach of any of the provisions of Section 6; or

(vi) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within ten (10) days following written notice from the Company specifying such breach;

provided, however, that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clause (ii) above and on written notice given to the Executive at any time not more than thirty (30) days following the occurrence of any of the events described in clause (i), (iii), (iv), (v) or (vi) above (or, if later, the Company’s knowledge thereof). For the avoidance of doubt, the foregoing resolution can be adopted by the Board in executive session.

(b) The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least thirty (30) days’ written notice. If during the Term the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4, 5.2 or 5.3, (i) the Executive shall receive Annual Salary through the date of termination, Annual Bonus for the preceding fiscal year (if unpaid), and other benefits (but, in all events, and without increasing the Executive’s rights under any other provision hereof, excluding any bonuses not yet paid) earned and accrued under this Agreement prior to the termination of employment (including payment for any accrued, unused vacation days and reimbursement under this Agreement for expenses incurred prior to the termination of employment), (ii) all outstanding unvested equity-based incentives and awards held by the Executive as of his date of termination shall be forfeited unless otherwise provided in an applicable award agreement, or as otherwise agreed by the Company, and (iii) the Executive (or, in the case of his death, his estate and beneficiaries) shall continue to be entitled to any benefits that he or they are entitled to under any tax-qualified plans or other benefit plans that provide benefits to employees following separation from service, including without limitation any disability benefits and continued health coverage.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason; Expiration/Non-Renewal of the Agreement by the Company.

(a) For purposes of this Agreement, “Good Reason” shall mean the following, unless consented to by the Executive in writing:

(i) any material diminution of the responsibilities of the Executive from those set forth in this Agreement, or on or following a Change in Control (as defined below), any material adverse change in the responsibilities, duties, authority or status of the Executive from those set forth in this Agreement;

(ii) the assignment of duties to the Executive that are materially inconsistent with the Executive’s position and status as Chief Financial Officer, or the requirement by the Company (or any person on behalf of the Company) to improperly execute and deliver a certification required by or under the securities laws of the United States (including, without limitation, any rule or regulation promulgated thereunder);

(iii) a relocation of the Executive’s principal business location to an area outside a 35 mile radius of its current location;

(iv) a material reduction in Annual Salary or total compensation opportunities of the Executive, or on or following a Change in Control, any reduction in Annual Salary or total compensation opportunities of the Executive; or

(v) a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company, or on or following a Change in Control, any breach by the Company of this Agreement or any other material agreement between the Executive and the Company.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless notice of termination on account thereof is given no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter) and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. For purposes of this Section 5.2(a), the Executive’s date of termination shall be the next day following the Company’s 30-day cure period (if such event has not been cured or such reasonable steps have not been taken, as applicable), or such earlier time as agreed to by the Company and the Executive if the Company waives its right to cure under sub-clause (ii) of this paragraph.

(b) The Company may terminate the Executive’s employment at any time for any reason or no reason. The Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason, and for Good Reason under this Section 5.2. If during the Term the Company terminates the Executive’s employment (other than due to non-renewal under Section 1 above) and the termination is not covered by Section 4, 5.1 or 5.3, or the Executive terminates his employment for Good Reason and the termination by the Executive is not covered by Section 5.3, (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 8.19 of this Agreement) on the 60th day following Executive’s termination of employment (subject to Section 5.2(e) of this Agreement), (A) Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (B) one (1) times the sum of his then Annual Salary and the highest Annual Bonus (based on the aggregate of cash and the value of any portion of the Annual Bonus paid in the form of an equity award) paid to the Executive for any of the three (3) years immediately preceding the year in which the Executive’s employment is terminated (to the extent applicable); (ii) the Executive shall be entitled to receive a Pro Rata Bonus payable at the time such Annual Bonus would otherwise be paid in accordance with Section 3.2 hereof; provided, that the minimum 2010 Bonus set forth in Section 3.2 shall be paid regardless of when the Executive’s termination occurs; (iii) for a period of one (1) year after termination of employment, such continuing medical benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iv) all outstanding unvested equity-based incentives and awards (including LTIP Units) shall thereupon vest and become free of restrictions and be exercisable in accordance with their terms; and (v) the Executive (or, in the case of his death, his estate and beneficiaries) shall continue to be entitled to any benefits that he or they are entitled to under any tax-qualified plans or other benefit plans that provide benefits to employees following separation from service, including without limitation any disability benefits and continued health coverage.

(c) Notwithstanding the foregoing, in the event the Executive’s employment and this Agreement are terminated due to the Company’s providing a non-renewal notice at the end of the Initial Term (in accordance with Section 1 above), the Executive shall receive the payments and benefits due to the Executive under Section 5.2(b) in the manner and form set forth therein. For the avoidance of doubt, a non-renewal of this Agreement by the Company beyond the initial one-year renewal term (in accordance with Section 1 above) will not constitute a termination of employment by the Company without Cause and the Executive acknowledges that the provisions of this Section 5.2 will not apply after such aforementioned period, except that the equity-based awards granted under Section 3.5(b) shall (to the extent unvested and outstanding) accelerate and become fully vested and exercisable in accordance with Section 5.2(b)(iv) upon a non-renewal of this Agreement by the Company beyond the initial one-year renewal term.

(d) Notwithstanding clause 5.2(b)(iii), (i) nothing herein shall restrict the ability of the Company to amend or terminate the health and welfare plans and programs referred to in such clause 5.2(b)(iii) from time to time in its sole discretion, provided that any such amendments or termination are made applicable generally on the same terms to all actively employed senior executives of the Company, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause 5.2(b)(iii) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(e) Notwithstanding any other provision of this Agreement, the Company shall not be required to make the payments and provide the benefits provided for under Section 5.2(b) unless the Executive executes and delivers to the Company a waiver and release substantially in the form attached hereto as Exhibit A (which the Company shall execute as soon as practicable upon delivery by the Executive) and such waiver and release becomes effective and irrevocable within sixty (60) days following the date of termination. The Company shall provide the Executive with such waiver and release within five (5) business days following the Executive’s termination of employment.

5.3 Change in Control.

(a) Without duplication of the foregoing, if the Executive’s employment is terminated by the Company without Cause or the Executive resigns his employment for Good Reason, in either case within six (6) months before, or one (1) year following, a Change in Control, the Executive shall receive the payments and benefits due to the Executive under Section 5.2(b) in the manner and form set forth therein, except that the multiple for the payment under Section 5.2(b)(i)(B) shall be two times rather than one times.

(b) For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding shares of common stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company);

(ii) consummation of a merger or consolidation of the Company with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of either of the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities;

(iii) there shall occur any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale; or

(iv) during any consecutive twenty-four (24) calendar month period, the members of the Board at the beginning of such period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved or ratified by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director.

5.4 Resignation from Officerships. The termination of the Executive’s employment for any reason will be deemed to constitute, without any further action required by any party, the Executive’s resignation from (i) any officer or employee position the Executive has with the Company and its subsidiaries and affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Section 5.4 shall serve as written notice of resignation in this circumstance.

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the management, acquisition, ownership and redevelopment of shopping centers in the United States on behalf of a publicly-traded real estate investment trust (such businesses, and any and all other businesses in which, at the time of Executive’s termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) Non-Competition. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending twelve (12) months following the date upon which the Executive shall cease to be an employee of the Company and its subsidiaries (or any other entity directly or indirectly controlled by such entities) (the “Restricted Period”), he shall not directly or indirectly, whether as an owner, partner, stockholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in any element of the Business (other than for the Company or its subsidiaries (or any other entity directly or indirectly controlled by such entities)) or otherwise compete with the Company or its subsidiaries (or any other entity directly or indirectly controlled by such entities), (ii) render any services related to the Business to any person, corporation, partnership or other entity (other than the Company or its subsidiaries (or any other entity directly or indirectly controlled by such entities)) engaged in any element of the Business, or (iii) acquire an interest in any person, corporation, partnership or other entity described in clause (ii) above as a partner, stockholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 1% or more of any class of securities of such entity. Notwithstanding the foregoing, the covenants contained in this Section 6.1(a) shall not apply in the event of the Executive’s termination of employment upon or after the expiration of the one-year renewal term in accordance with Section 1 above.

(b) Confidential Information. (i) During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its subsidiaries (or any other entity directly or indirectly controlled by such entities), all confidential matters relating to the Company’s Business and the business of any of its subsidiaries (or any other entity directly or indirectly controlled by such entities) and to the Company and any of its subsidiaries (or any other entity directly or indirectly controlled by such entities), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any other entity directly or indirectly controlled by such entities) (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except (A) with the Company’s express written consent, (B) for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement and (C) where the Executive is required to disclose such Confidential Company Information by court order, subpoena or other government process.

(ii) In the event that the Executive becomes legally compelled to disclose any Confidential Company Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Company Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Company Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence. Further, this Section 6 shall not prevent the Executive from disclosing Confidential Company Information in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, enforcing this Agreement, provided that such disclosure is reasonably necessary for the Executive to assert any claim or defense in such proceeding.

(c) Non-Solicitation. During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its subsidiaries (or any other entity directly or indirectly controlled by such entities), any employee, agent or any independent contractor who provides significant services to the Business thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who provides significant services to the Business who has left the employment or other service of the Company or any of its subsidiaries (or any other entity directly or indirectly controlled by such entities) within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its subsidiaries (or any other entity directly or indirectly controlled by such entities), provided, however, that the foregoing shall not be violated by general advertising not targeted at employees of the Company and its subsidiaries (or any other entity directly or indirectly controlled by such entities) nor by serving as a reference upon request. From the date hereof and during the Restricted Period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company’s or any of its subsidiaries’ relationship (or the relationship of any other entity directly or indirectly controlled by such entities) with, or endeavor to entice away from the Company or any of its subsidiaries (or any other entity directly or indirectly controlled by such entities) for a competing business, any person who during the Term is or was a customer, client, tenant, supplier, licensee, agent, or independent contractor of the Company or any of its subsidiaries (or any other entity directly or indirectly controlled by such entities), provided, the parties hereto agree that the performance of duties for another entity that are typically performed by a senior executive officer shall not be considered to be “solicitation” of customers or clients under this Section 6(c), provided that the performance of such duties do not violate any of the other provisions of this agreement including, without limitation, the restrictions set forth in Section 6.1(a).

(d) Nondisparagement. Each party agrees that at no time during the Executive’s employment by the Company or at any time thereafter shall such party (which, in the case of the Company, shall be the members of the Board and the senior officers) make, or cause or assist any other person to make, any public statement or other public communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party, including in the case of the Company any subsidiary (or any other entity directly or indirectly controlled by such entities) thereof or any of its respective directors, officers or employees. Notwithstanding the foregoing, nothing in this Section shall prevent the Company, the Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (A) necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (B) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.

(e) Exclusive Property. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its subsidiaries (or any other entity directly or indirectly controlled by such entities) (i) shall at all times be the property of the Company (and, as applicable, any subsidiaries (or any other entity directly or indirectly controlled by such entities)) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company. This section shall not apply to materials that Executive possessed prior to his business relationship with the Company, to Executive’s personal effects and documents, and to materials prepared by Executive for the purposes of seeking legal or other professional advice.

6.2 Rights and Remedies upon Breach.

(a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 or any subparts thereof (individually or collectively the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 or any subpart thereof, the Company and its subsidiaries (or any other entity directly or indirectly controlled by such entities), in addition to, and not in lieu of, any other rights and remedies available to the Company and its subsidiaries (or any other entity directly or indirectly controlled by such entities) under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

(b) In addition to the remedies the Company may seek and obtain pursuant to this Section 6.2, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of any of the Restrictive Covenants contained in this Section 6, as applicable.

(c) The Executive agrees that the provisions of Section 6.1 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company’s legitimate business interests and if enforced, will not prevent Executive from obtaining gainful employment should his employment with the Company end. The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7. Defense of Claims. The Executive agrees that, during the Term, and for a period of two (2) years after termination of the Executive’s employment for any reason, upon reasonable request from the Company, and after Executive’s termination of employment, subject to Executive’s other business commitments, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except as reasonably determined by the Executive, if the Executive’s interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 7.

8. Other Provisions.

8.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

8.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.3 Enforceability; Jurisdiction; Arbitration.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its subsidiaries (or any other entity directly or indirectly controlled by such entities), to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its subsidiaries (or any other entity directly or indirectly controlled by such entities), where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its subsidiaries (or any other entity directly or indirectly controlled by such entities), where applicable) shall be submitted to arbitration in New York in accordance with New York law and the employment arbitration rules and procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its subsidiaries (or any other entity directly or indirectly controlled by such entities), where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

8.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

DLC Realty Trust, Inc.

580 White Plains Road

Tarrytown, New York 10591

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019-6131

Attention: Larry P. Medvinsky, Esq.

(ii)	If to the Executive, to:

William Comeau

9 Morning View Court

Huntington, New York 11743

with a copy to:

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza

East Tower, 15th Floor

Uniondale, New York 11556

Attention: Jeffrey M. Schlossberg, Esq.;

                 Seth Rubin, Esq.

Any such person may by notice given in accordance with this Section 8.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

8.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

8.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and the Company’s successors and permitted assigns, and, in the case of the Executive, his heirs and legal representatives. No rights or obligations of the Company under this

Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, provided that the successor or purchaser agrees, as a condition of such transaction, to assume all of the Company’s obligations hereunder.

8.9 Legal Fees. The Company will pay directly or reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the review and negotiation of this Agreement in an amount not to exceed $5,000.

8.10 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

8.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

8.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4.2, 5.1(b), 5.2(b), 5.2(c), 5.3(a) (each of the foregoing, to the extent any such payments thereunder remain unpaid), 6, 8.3, 8.10 and 8.15, and the other provisions of this Section 8 (to the extent necessary to effectuate the survival of Sections 4.2, 5.1(b), 5.2(b), 5.2(c), 5.3(a), 6, 8.3, 8.10 and 8.15), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

8.14 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

8.15 Liability Insurance. The Company shall use its reasonable best efforts to acquire and maintain directors and officers liability insurance to cover the Executive both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other senior executive officers and directors.

8.16 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.17 No Mitigation or Offset. In the event of termination of the Executive’s employment for any reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits from any subsequent employment that he may obtain, except to the extent provided in Section 5.2(d).

8.18 Parachute Payments.

(a) If there is a change in ownership or control of the Company that would cause any payment, distribution or benefit provided by the Company, any person whose actions result in a change in ownership covered by Section 280G(b)(2) or any person affiliated with the Company or such person, to or for the benefit of the Executive (whether provided, to be provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”) (any such Payment, a “Parachute Payment”), then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount (as defined below). In such event, the Parachute Payment shall be reduced in the following order: (1) cash payments not subject to Code Section 409A; (2) cash payments subject to Code Section 409A; (3) stock options (and other exercisable awards) that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), (4) restricted stock and restricted stock units based on the last ones scheduled to be distributed, (5) other stock options based on the latest vesting tranches, and (6) other non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. For the purposes of this Section 8.18, “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

(b) Calculations. The calculation of the Threshold Amount shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). All Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and any Payments in excess of the base amount shall be treated as subject to the Excise Tax unless otherwise determined by the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive and the Company shall provide the Accounting Firm with all information which the Accounting Firm reasonably deems necessary in computing the Threshold Amount and, if requested by the Executive, the Company shall provide the Executive with the calculations provided by the Accounting Firm, together with an explanation of the manner in which Payments will be reduced so as not to exceed the Threshold Amount.

8.19 Section 409A Compliance. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code, are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment on the 10th day after the end of such deferral period together with interest thereon through the date preceding payment at the rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s date of termination (the “Applicable Interest Rate”). If Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount, together with interest thereon through the date preceding payment at the Applicable Interest Rate, shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death. For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments. The Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year. Whenever a payment under this

Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

The parties agree to consider any amendments or modifications to this Employment Agreement or any other compensation arrangement between the parties, as reasonably requested by the other party, that is necessary to cause such agreement or arrangement to comply with Section 409A (or an exception thereto), provided that such proposed amendment or modification does not change the economics of the agreement or arrangement and does not provide for any additional cost to either party. Notwithstanding the foregoing, the parties will not be obligated to make any amendment or modification and the Company makes no representation or warranty with respect to compliance with Section 409A and shall have no liability to the Executive or any other person if any provision of this Employment Agreement or such other arrangement are determined to constitute deferred compensation subject to Section 409A that does not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

DLC REALTY TRUST, INC.

By:
Name:
Title:

By:
William Comeau

EXHIBIT A

Form of Waiver and Release

This Waiver and General Release of all Claims (this “Agreement”) is entered into by William Comeau (the “Executive”) and DLC Realty Trust, Inc., a Maryland corporation (the “Company”), effective as of __________ (the “Effective Date”).

In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, dated __________, 2010 (the “Employment Agreement”), the Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in the Executive’s possession must be returned on the date of the Executive’s termination from the Company or as soon as practicable thereafter. Notwithstanding anything herein to the contrary, the Executive may retain his rolodex (and similar address and telephone directories) and compensation related documents (including, without limitation, the Employment Agreement and benefit and compensation plans in which the Executive was eligible to participate).

2. General Releases and Waivers of Claims.

(a) Executive’s Release of Company. In consideration of the payments and benefits provided to the Executive under Section 5.2(b) of the Employment Agreement and after consultation with counsel, the Executive hereby irrevocably and unconditionally releases and forever discharges the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its or their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, stockholders, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively, “Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of

Exh. A-1

whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (i) any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement, (ii) any right the Executive may have to enforce this Agreement or the Employment Agreement, (iii) the Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, including, without limitation, pursuant to Section 7 and Section 8.15 of the Employment Agreement, (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, or (v) any right or claim that the Executive may have to obtain contributions as permitted by applicable law in an action in which both the Executive on the one hand or any Company Party on the other hand are held jointly liable.

(b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under Section 5.2(b) of the Employment Agreement, the Executive hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the

Exh. A-2

terms relating to the Executive’s release of claims arising under ADEA, and the Executive has been given the opportunity to do so; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Parties”) from any and all Claims , including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof. Anything to the contrary notwithstanding in this Agreement, nothing herein shall release the Executive or any other Executive Party from any Claims based on any right the Company may have to enforce this Agreement or the Employment Agreement. The Company represents that as of the Effective Date it knows of no basis for any Claim by it against the Executive.

(d) No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Agreement.

3. Waiver of Relief. The parties acknowledge and agree that by virtue of the foregoing, they have waived any relief available to them (including without limitation, monetary damages and equitable relief, and reinstatement in the case of the Executive) under any of the Claims waived in paragraph 2. Therefore the parties agree that they will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any

Exh. A-3

government agency) with respect to any Claim or right waived in this Agreement. Nothing in this Agreement shall be construed to prevent any party from cooperating with or participating in an investigation conducted by, any governmental agency, to the extent required or permitted by law.

4. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any other Company Party or the Executive or any other Executive Party.

6. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved in accordance with Section 8.3 of the Employment Agreement.

8. Notices. All notices or communications hereunder shall be made in accordance with Section 8.4 of the Employment Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

[Executive]

Date:

DLC REALTY TRUST, INC.

By:
Name:
Title:

Exh. A-4